Exhibit 99.1

LMI Aerospace, Inc.
Post Office Box 900
St. Charles, Missouri 63302

For more information,
Contact Larry LeGrand, 636/916-2175

FOR IMMEDIATE RELEASE

LMI AEROSPACE REPORTS FOURTH-QUARTER PROFIT;
SALES INCREASE MORE THAN 24 PERCENT IN THE QUARTER

         St. Louis, March 30, 2001 - LMI Aerospace, Inc. (NASDAQ/NMS:LMIA) today reported fourth-quarter sales of $14.5 million, an increase of 24.2 percent over the same quarter in 1999, and net income of $260,000, or $0.03 per share. The net income compares with a net loss of $0.04 per share in the same quarter of 1999.

         Contributing to the substantially improved performance were higher sales of components on the Lockheed-Martin F-16 aircraft, various Boeing models, and continued strong sales of components on Gulfstream and Bombardier aircraft.

         "We believe that the fourth quarter marks the beginning of a turnaround," said Ronald S. Saks, president and chief executive officer of LMI. "Our fourth-quarter results were boosted not only by a strong sales gain but also by efficiency improvements at our Wichita and St. Charles facilities," Saks said.

         "We are disappointed, however, in the full-year performance for 2000," he added. LMI reported net sales of $55.7 million for the year, up 11.2 percent from $50.1 million in 1999. The Company reported a net loss of $1.3 million, or $0.16 per share, in 2000, compared with net income of $231,000, or $0.03 per share, in 1999.

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Add One - LMI Aerospace

         Sales of components used in Gulfstream G-IV and G-V aircraft rose $1.6 million to $7.5 million for 2000. In addition, production rate increases and new contract awards for Lockheed-Martin's F-16 resulted in a doubling of sales for that model to $2.6 million.

         Several factors during the first nine months contributed to the year's net loss, including: start-up costs for tooling and production on new programs; a write-off in the first quarter related to a customer's financial difficulties; and the continuing impact of Boeing inventory adjustments, which abated in the fourth quarter of 2000.

         Backlog as of December 31, 2000, was $43.0 million, a 5.5 percent decline from the backlog as of December 31, 1999. The portion of the backlog deliverable during 2001 is $35.6 million, compared with $37.2 million that was deliverable for 2000 as of December 31, 1999.

         "The Company anticipates first-quarter and full-year results for 2001 to show substantial improvement over last year," Saks noted. For the first quarter, the Company expects to report sales in excess of $15 million, gross margins of approximately 24 percent and diluted earnings per share of approximately $.10, versus sales of $14 million, gross margins of 15.7 percent and a diluted loss per share of $.04, in last year's first quarter. The Company expects continued strong performance in the second quarter.

        The second half of 2001 will be adversely affected by the previously reported loss of the leading-edge component business for the Boeing 737. The revenue impact from the loss of this contract will be approximately $5.0 million in the second half. The Company expects to replace this business with increased F-16 volume, off-load opportunities from regional and corporate aircraft customers, increased volume from continuing Boeing commercial aircraft programs, as well as the start-up of a commercial sheet-metal operation.

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Add Two - LMI Aerospace

         While general economic uncertainty could adversely affect customers' markets, for the full-year 2001, the Company is projecting sales to increase to $58 to 60 million, with a gross margin in the 20 to 22 percent range. The Company also expects its cost-containment programs to keep S,G & A expenses at 2000 levels, excluding a write-off last year of approximately $400,000.

         Saks concluded: "The growing strength of our orders from our diverse customer base, as well as expected sales from our new venture of producing commercial sheet metal products, should result in strong organic sales growth as we head into 2002."

         LMI Aerospace, Inc. is a leading supplier of quality components to the aerospace industry. The company operates five manufacturing facilities that fabricate, finish and integrate close tolerance aluminum and specialty alloy components for commercial, corporate, regional and military aircraft. Its products include leading edge wing slats and lens assemblies; cockpit window frame assemblies; fuselage skins and supports; and passenger and cargo door frames and supports. The company celebrated its 50th anniversary in 1998.

Special Note

         This press release includes forward-looking statements related to the Company's outlook in 2001 that are based on current management expectations. Such forward-looking statements are subject to various risks and uncertainties, many of which are beyond the control of the company. Actual results could differ materially from the forward-looking statements as a result, among other things, of the factors detailed from time to time in the company's filings with the Securities and Exchange Commission.

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Add Three - LMI Aerospace

LMI AEROSPACE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(Unaudited)

                             FOR THE THREE MONTHS   FOR THE TWELVE MONTHS
                               ENDED DECEMBER 31       ENDED DECEMBER 31
                               2000         1999        2000       1999

Net sales                     $14,528    $11,693      $55,658    $50,054
Cost of sales                  11,954      9,916       48,255     41,586
                               -----------------------------------------
Gross profit                    2,574      1,777        7,403      8,468

Selling, general,
  and administrative
  expenses                      2,182      2,363        9,135      8,517
                               -----------------------------------------
 Income (loss) from
   operations                     392       (586)      (1,732)       (49)
 Interest expense                 (16)       (49)        (169)      (195)
 Other (expense) income,
   net                             24         85          179        435
                               -----------------------------------------
Income (loss) before income
  taxes                           400       (550)      (1,722)       191
Provision for (benefit
  of) income taxes                140       (192)        (603)       (40)
                               -----------------------------------------
 Income (loss) before
  cumulative change in
  accounting principle            260       (358)     $(1,119)   $   231
Cumulative effect of
  change in accounting
  principle**                       -          -         (164)         -
                               -----------------------------------------
Net income (loss)             $   260       (358)     $(1,283)   $   231

Amounts per common
  share:
  Income (loss) before
   cumulative effect of
   change in accounting
   principle                   $  .03      $(.04)      $ (.14)   $  .03
  Cumulative effect of
   change in accounting
   principle                        -          -         (.02)        -
                               ----------------------------------------
  Net income (loss)           $   .03     $ (.04)      $ (.16)   $  .03
Weighted average common
  shares outstanding*       8,134,501  8,201,805    8,190,525  8,201,805

**In the fourth quarter of 2000, the Company changed its method of accounting for revenue recognition in accordance with Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements".

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